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Exhibit 10.1

AMENDMENT NO. 2 TO
FOREST OIL CORPORATION
2001 STOCK INCENTIVE PLAN

        WHEREAS, Forest Oil Corporation (the "Company") has heretofore adopted the Forest Oil Corporation 2001 Stock Incentive Plan, as amended by Amendment No. 1 dated May 8, 2003 (the "Plan"); and

        WHEREAS, the Company now desires to amend Paragraph IV of the Plan to also grant the full Board of Directors of the Company the power to determine and make awards granted under the Plan from time to time;

        WHEREAS, both the Compensation Committee and the Board of Directors have approved the proposed amendment to Paragraph IV of the Plan and such other provisions of the Plan as may be necessary or advisable to effectuate the change to Paragraph IV expressly granting power to the Board of Directors to make awards under the Plan; and

        WHEREAS, the proposed amendment to the Plan is not a material modification and does not require approval by the shareholders under applicable rules of the New York Stock Exchange;

        NOW, THEREFORE, the Plan shall be amended as follows:

  1.
  Paragraph IV(b), entitled "ADMINISTRATION—Powers", of the Plan shall be deleted and the following shall be substituted therefore:

            "(b)    Powers.    Subject to the express provisions of the Plan, each of the Committee and the Board shall have authority, in its discretion, to determine which employees, Consultants or Directors shall receive an Award, the time or times when such Award shall be made, the type of Award that shall be made, the number of shares to be subject to each Option or Restricted Stock Award, the number of shares subject to or the value of each Performance Award, and the value of each Phantom Stock Award. In making such determinations, the Committee or the Board, as the case may be, shall take into account the nature of the services rendered by the respective employees, Consultants, or Directors, their present and potential contribution to the Company's success and such other factors as the Committee or the Board in its sole discretion shall deem relevant. Notwithstanding the preceding provisions of this Subparagraph, Director Stock Awards shall be granted as provided in Paragraph VII(f)."

  2.
  Paragraph IV(c), entitled "ADMINISTRATION—Additional Powers", of the Plan shall be deleted and the following shall be substituted therefor:

            "(c)    Additional Powers.    The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. In addition, the Board shall have all such additional powers as are delegated to the Committee by other provisions of the Plan notwithstanding that such provisions may only refer to the Committee. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the respective agreements executed hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions and provisions of the agreement relating to each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee or the Board on the matters referred to in this Paragraph IV shall be conclusive."

        IN WITNESS WHEREOF, the undersigned has caused this Amendment No. 2 to Forest Oil Corporation 2001 Stock Incentive Plan to be executed this 22nd day of April 2004.

FOREST OIL CORPORATION
By:	/s/ NEWTON W. WILSON III Newton W. Wilson III Senior Vice President, General Counsel and Secretary

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AMENDMENT NO. 2 TO FOREST OIL CORPORATION 2001 STOCK INCENTIVE PLAN